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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2023

YELP INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35444	20-1854266
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
350 Mission Street, 10th Floor
San Francisco, California 94105
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 908-3801

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.000001 per share	YELP	New York Stock Exchange LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.
On April 28, 2023, Yelp Inc. (the “Company”) entered into a Revolving Credit and Guaranty Agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “2023 Credit Agreement”), which provides for a five-year $125.0 million senior secured revolving credit facility (the “2023 credit facility”). The 2023 credit facility replaced the Company’s previous $75.0 million revolving credit facility entered into on May 5, 2020 with Wells Fargo Bank, National Association (the “2020 credit facility”), which terminated concurrently with the establishment of the 2023 credit facility as described under Item 1.02 below.
The 2023 credit facility includes a $25.0 million letter of credit sub-limit, a bilateral letter of credit facility of $25.0 million and an accordion option, which, if exercised, would allow the Company to increase the aggregate commitments by up to $250.0 million, plus additional amounts if the Company is able to satisfy a leverage test, provided the Company is able to satisfy certain conditions set forth in the 2023 Credit Agreement. As of the date of this Current Report, no loans were outstanding and the Company's existing letters of credit under the 2020 credit facility in aggregate amount of $17.1 million were moved under the 2023 credit facility sub-limit.
Loans under the 2023 credit facility bear interest, at the Company’s election, at either (a) an adjusted term Secured Overnight Financing Rate plus 0.10% plus a margin of 1.25% - 1.50%, depending on the Company’s total leverage ratio, or (b) an alternative base rate plus a margin of 0.25% - 0.50%, depending on the Company’s total leverage ratio. The Company is required to pay a commitment fee on the undrawn portion of the aggregate commitments that accrues at 0.20% - 0.25% per annum, depending on the Company’s total leverage ratio, as well as a letter of credit fee on any outstanding letters of credit that accrues at 1.25% - 1.50% per annum, depending on the Company’s total leverage ratio.
The 2023 credit facility contains customary conditions to borrowing, events of default and covenants, including covenants that restrict the Company’s ability to incur indebtedness, grant liens, make distributions, pay dividends, repurchase shares, make investments, or engage in transactions with the Company’s affiliates, in each case subject to certain exceptions. The 2023 credit facility also requires the Company to maintain (x) a total leverage ratio of no greater than 3.75 to 1.00, subject to an increase up to 4.25 to 1.00 for a certain period following significant acquisitions, and (y) an interest coverage ratio of no less than 3.00 to 1.00. The obligations under the 2023 credit facility are secured by liens on substantially all of the Company’s domestic assets, including certain domestic intellectual property assets and the equity of its domestic subsidiaries, as well as a portion of the equity interests the Company holds directly in its foreign subsidiaries.
The description of the 2023 credit facility provided above does not purport to be complete and is qualified in its entirety by reference to the full text of the 2023 Credit Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2023.
Item 1.02.    Termination of a Material Definitive Agreement.
On April 28, 2023, the Company and Wells Fargo Bank, National Association entered into a payoff letter agreement, which provided for the termination of 2020 credit facility upon the Company’s payment of all outstanding obligations thereunder and the transfer of the Company’s outstanding letters of credit under the 2020 credit facility sub-limit to the 2023 credit facility sub-limit.
Item 2.02.    Results of Operations and Financial Condition.
On May 4, 2023, the Company announced its financial results for the first quarter ended March 31, 2023 by issuing a Letter to Shareholders (the “Letter”) and a press release. Copies of the press release and the Letter are furnished as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K, respectively.
The information in this Item 2.02 and the exhibits attached hereto are furnished to, but not “filed” with, the Securities and Exchange Commission (“SEC”) and shall not be deemed to be incorporated by reference into any of the Company’s filings with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated May 4, 2023, entitled “Demand for Yelp’s Advertising Products Drove Strong First Quarter 2023 Results."
99.2	Letter to Shareholders, dated May 4, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 4, 2023	YELP INC.
		By:	/s/ David Schwarzbach
David Schwarzbach
Chief Financial Officer